EXHIBIT 10.1

MEMORANDUM OF AGREEMENT

Between Head North LLC and Indoor Harvest Corp.

I. INTRODUCTION

This MEMORANDUM OF AGREEMENT (MOA) ("Memorandum"), dated August 22, 2016 between Head North LLC ("Head North"), with its offices located at 1650 West End Blvd, Suite 100, St. Louis Park, MN 55416 represented by Nic Quiles, III, Partner and Senior Vice President of Operations & Acquisitions; and Indoor Harvest Corp ("Indoor Harvest"), a Texas based company, represented by John Choo, President with its principal place of business at 5300 East Freeway Suite A , Houston TX 77020, collectively referred to as "the Partners". The Partners wish to work together and in compliance with the following clauses:

II. GOAL

The parties agree to work together to design, develop and construct a facility to produce various cannabis related pharmaceutical products as well as develop specific related intellectual property and to provide an exclusive period of negotiations to Head North to acquire, in whole, or in part, or enter into a joint venture for the related intellectual property, know-how and assets of Indoor Harvest's cannabis related activities and operations.

III. AREAS OF COLLABORATION

The parties agree that they wish to collaborate on the development of pharmaceutical cannabis related products and process and wish to explore jointly applying to become registered with the Drug Enforcement Agency under its newly expanded research programs for cannabis production related to pharmaceutical development. Areas of collaboration would include, but not be limited to, production and process related intellectual property, and research related to the development of recipes and processes for the production of specific cannabis chemical expression profiles to treat various medical related conditions.

IV. ROLES AND RESPONSIBILITIES OF PARTNERS

1) Head North agrees to subscribe a total of THREE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($375,000.00 USD) representing:

Series A Convertible Preferred Stock shares to Head North, and;

Series A Convertible Preferred Stock shares providing the following:

•	Section 4 provides full dissolution protection. Series A holders are senior to common stock holders. This means all the assets of the Company go to Series A holders before common stock holders in the event of a dissolution, liquidation or winding up.

•	Section 5(iii) provides full ratchet protection to the down side. It provides Series A investors with down side protection in the event shares are sold discounted to the purchase price, and;

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Series A Warrants provide the following:

•	Exercisable for a period of 1 year

•	The right, but not the obligation, to convert

•	Conversion into common stock at $0.50., hereby representing;

the remaining balance of Indoor Harvest's current Rule 506(b) Series A offering for $500,000, of which currently $75,000 has been subscribed and $50,000 has been committed. A subscription related to this commitment would be fully executed no later than August 26, 2016. Indoor Harvest will use the proceeds from this offering to repay its existing convertible debt and for general working capital purposes.

2) In return for a fully executed Series A subscription of $375,000.00, Indoor Harvest will agree to hold off any and all discussions related to the acquisition, in whole, or in part, or any potential joint venture plans of its Cannabis Division for a period of 60 days from the date that the Series A subscription has been fully executed, thereby providing Head North with exclusive negotiating rights during said period. In order for a subscription agreement to be fully executed, the funds subscribed must be delivered to Indoor Harvest's bank account by bank wire.

3) Both parties desire to enter into a design-build agreement to deliver a cannabis pharmaceutical production facility, whereby Indoor Harvest agrees to provide Head North with the necessary framework to see mutual equity interests built into the agreement for all parties, as well as reduced hardware costs for the build-out of the facility. An additional 90 days of exclusivity, to discuss an acquisition, in whole, or in part, or any potential joint venture of Indoor Harvest's Cannabis Division will be granted to Head North upon memorializing and the funding of fair and equitable costs of a Design-Build Agreement. A FIFTY THOUSAND DOLLAR ($50,000 USD) deposit towards the Design-Build Agreement will be fully executed no later than October 1, 2016 and placed into en escrow-related account under the management of Head North for future disbursement to Indoor Harvest upon the successful negotiations and agreement of terms of the Design-Build Agreement.

4) A press release announcing these plans will be distributed upon delivery and closing of funds under Section IV.(1) of this agreement.

V. PRINCIPAL CONTACTS

The Principal Contacts for each one of the organizations is:

Head North LLC

Nic Quilles, III

Partner

1650 West End Blvd, Suite 100

St. Louis Park, MN 55416

(414) 640-6299

Indoor Harvest Corp

John Choo

President

5300 East Freeway Suite A, Houston Texas 77020, USA

(613) 866-8771

Such Principal Contacts may be changed in writing from time to time by their respective Partners.

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VI. USE OF INTELLECTUAL PROPERTY

The parties agree that any intellectual property, which is jointly developed and filed through activities covered under this MOA, can be used by either party for sales/marketing purposes with the consent of the other party which can be set forth in initial guidance upon any successful and/or legally binding joint venture partnership entity or agreement terms being drafted and accepted.

All other prior intellectual property used in the implementation of the MOA will remain the property of the party that created and/or provided said IP. This property can be used by either party for purposes covered by the MOA but consent will be obtained from the owner of the property before using it for purposes not covered by the MOA.

VII. EFFECTIVE DATES AND AMENDMENTS.

This MOA shall take effect upon signing by both Parties. Neither party may assign or transfer all or any portion of this MOA without the prior written consent of the other party.

The provisions of this MOA may only be amended or waived by mutual written agreement by both Parties.

The individuals signing this MOA on behalf of their respective entities represent and warrant (without personal liability therefore) that upon the signature of each, this MOA shall have been duly executed by the entity each represents.

VIII. TERMINATION

Any Party may terminate this MOA and any related agreement, work-plan and budget in the event either party fails to perform any of its obligations under this MOA by giving thirty (30) days prior written notice to the other Party.

IX. NO JOINT VENTURE

Notwithstanding the terms "Partners" and "Partnership", the Partners agree that they are not entering into a Legal Partnership, joint venture or other such business arrangement. Neither Partner will refer to or treat the arrangements under this Agreement as a Legal Partnership or take any action inconsistent with such intention other than outlined in the terms of this agreement.

X. DISPUTE RESOLUTION

The Partners hereby agree that, in the event of any dispute between the Partners relating to this Agreement, the Partners shall first seek to resolve the dispute through informal discussions. In the event any dispute cannot be resolved informally within 90 ninety calendar and consecutive days, the Partners agree that the dispute will be negotiated between the Partners through mediation, if Partners can agree on a mediator. The costs of mediation shall be shared equally by the Partners.

Neither Partner waives its legal rights to adjudicate this Agreement in a legal forum. In the event of a litigious resolution, the non-prevailing party in any dispute under this agreement shall pay all costs and expenses, including expert witness fees and attorneys' fees, incurred by the prevailing party in resolving such dispute.

So as to limit liability, in no event shall either party be liable to the other or any third party in contract, tort or otherwise for incidental or consequential damages of any kind, including, without limitation, punitive or economic damages or lost profits, regardless of whether either party shall be advised, shall have other reason to know or in fact shall know of the possibility.

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XI. ASSIGNMENT/SUBCONTRACTING

Neither party shall have the right to assign or subcontract any part of its obligations under this agreement.

XII. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, U.S.A., without reference to any conflicts of law provisions.

XIII. FORCE MAJEURE

Neither party shall be held responsible for any delay or failure in performance of any part of this agreement to the extent such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, catastrophic act(s) of nature, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party. The affected party will notify the other party in writing within ten (10) days after the beginning of any such cause that would affect its performance. Notwithstanding, if a party's performance is delayed for a period exceeding thirty (30) days from the date the other party receives notice under this paragraph, the non-affected party will have the right, without any liability to the other party, to terminate this agreement.

XIV. INDEMNITY

Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party's rights or the performance or observance of the indemnifying party's obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

XV. ENTIRETY

This Agreement, including all Annexes, embodies the entire and complete understanding and agreement between the Partners and no amendment will be effective unless signed by both Partners.

FOR Head North LLC	Date

/s/ Nic Quiles, III	8/22/2016
Nic Quiles, III, Partner

FOR Indoor Harvest Corp.	Date

/s/ John Choo	8/22/2016
John Choo, President

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